Exhibit 99.1

Dermira Prices Offering of $250 Million of 3.00% Convertible Senior Notes

MENLO PARK, Calif., May 10, 2017 — Dermira, Inc. (NASDAQ: DERM) announced today the pricing of its offering of $250,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2022 (the “notes”) in a private offering to qualified institutional buyers pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Dermira also granted the initial purchasers of the notes a 30-day over-allotment option to purchase up to an additional $37,500,000 aggregate principal amount of notes. The sale of the notes is expected to close on May 16, 2017, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Dermira, and interest of 3.00% per year will be payable semi-annually in arrears. The notes will mature on May 15, 2022 and be convertible, at the option of the holders, into shares of Dermira’s common stock. The initial conversion rate will be 28.2079 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $35.45 per share).

Upon the occurrence of a fundamental change (as defined in the indenture relating to the notes), holders of the notes will have the right to require Dermira to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date. In certain circumstances, Dermira will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date.

Dermira intends to use the net proceeds that it receives from the note offering for working capital, capital expenditures and other general corporate purposes. Dermira may also use a portion of the net proceeds from this offering to expand its business by in-licensing or acquiring, as the case may be, product candidates, technologies, compounds, other assets, commercial products or complementary businesses; however, Dermira has no current commitments or obligations to do so.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Dermira’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The notes and any shares of Dermira’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the timing and closing of Dermira’s offering of the notes and expected use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether Dermira will close the offering of the notes on the expected date, or at all, prevailing market and other general economic conditions, whether Dermira will be able to satisfy the conditions required to close any sale of the notes, and the fact that Dermira’s management will have broad discretion in the use of the proceeds from any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Dermira’s business and financial results, please review the “Risk Factors” described in Dermira’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the Securities and Exchange Commission, or SEC, and in Dermira’s other filings with the SEC. Except as may be required by law, Dermira does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650-421-7200

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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